CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,350,000	$184.14

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 25, 2013 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,350,000 Annual AutoCallable Notes due September 29, 2016 Linked to the Lesser Performing Reference Asset of the SPDR S&P MidCap 400 ETF and the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 25, 2013

Issue Date:	September 30, 2013

Final Valuation Date:*	September 26, 2016

Maturity Date:*	September 29, 2016

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:

The SPDR S&P MidCap 400 ETF (the “ETF”) (Bloomberg ticker symbol “MDY UP <Equity>”) and the Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”).

Each of the ETF and the Index are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”.

Automatic Call:	If, on any Call Valuation Date, the Closing Value of each of the Reference Assets is equal to or greater than their respective Call Values, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Value:	With respect to each Reference Asset on any Call Valuation Date, an amount equal to 100% of its Initial Value.

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•     10.80% × $1,000, or $108.00, if the Notes are automatically called in respect of the first Call Valuation Date

•     21.60% × $1,000, or $216.00, if the Notes are automatically called in respect of the second Call Valuation Date

•     32.40% × $1,000, or $324.00, if the Notes are automatically called in respect of the final Call Valuation Date

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, you will receive at maturity (subject to our credit risk):

(i)     if the Final Value of the Lesser Performing Reference Asset is equal to or greater than its Barrier Value, a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)    if the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return of the Lesser Performing Reference Asset, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If the Notes are not automatically called and the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to such decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal.

If the Notes are not automatically called, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performance of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	2.25%	97.75%
Total	$1,350,000	$1,350,000	$30,375	$1,319,625

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the Notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $965.00 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Terms of the Notes, Continued

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to the ETF, $225.77, the Closing Value on the Initial Valuation Date. With respect to the Index, 1,073.51, the Closing Value on the Initial Valuation Date

Final Value:	With respect to a Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.

Barrier Value:

With respect to the ETF, $180.62, which is 80.00% of the Initial Value, rounded to the nearest cent.

With respect to the Index, 858.81, which is 80.00% of the Initial Value, rounded to the nearest hundredth.

Call Valuation Dates:*	October 1, 2014, September 25, 2015 and the Final Valuation Date

Call Settlement Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above.

Closing Value:

With respect to the ETF, the closing price per share of the ETF published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “MDY UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Index, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is both (i) a scheduled trading day with respect to the Index and (ii) a scheduled trading day with respect to the ETF.

The term “scheduled trading day”, with respect to the Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to the ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TH75 / US06741TH750

*	Subject to postponement in the event of a market disruption event and as described under “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Additional information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately four months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

PS–3

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Value of either Reference Asset on any Call Valuation Date. We cannot predict the Closing Value of either Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Initial Value of the ETF: $225.77

•	Initial Value of the Index: 1,073.51

•	Barrier Value of the ETF: $180.62, or 80.00% of the Initial Value set forth above (rounded to the nearest cent)

•	Barrier Value of the Index: 858.81, or 80.00% of the Initial Value set forth above (rounded to the nearest hundredth)

•	Call Values of the ETF on each Call Valuation Date: $225.77, or 100% of the Initial Value set forth above

•	Call Value of Index on each Call Valuation Date:1,073.51, or 100% of the Initial Value set forth above

•	Call Price per $1,000 principal amount Note: $1,108.00 (if called on the first Call Valuation Date), $1,216.00 (if called on the second Call Valuation Date) and $1,324.00 (if called on the final Call Valuation Date)

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
ETF	$247.76	N/A	N/A
Index	1,111.99	N/A	N/A

Because the Closing Value of each Reference Asset is above its respective Call Value on the first Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,108.00 calculated as follows:

$1,000 + [$1,000 × 10.80%] = $1,108.00

The return on investment of the Notes is 10.80%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Reference Asset at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Reference Asset	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
ETF	$204.67	$247.76	N/A
Index	1,061.45	1,111.99	N/A

Because the Closing Value of at least one Reference Asset is not above its respective Call Value on the first Call Valuation Date, the Notes are not automatically called in respect of the first Call Valuation Date. Because, however, the Closing Value of each Reference Asset is above its respective Call Value on the second Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,216.00 calculated as follows:

$1,000 + [$1,000 × 21.60%] = $1,216.00

The return on investment of the Notes is 21.60%.

PS–4

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Reference Asset at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Value of the ETF ($)	Final Value of the Index	Reference Asset Return of the ETF	Reference Asset Return of the Index	Reference Asset Return of Lesser Performing Reference Asset	Payment at Maturity (per $1,000 principal amount Note)
338.66	1,717.62	50.00%	60.00%	50.00%	$1,324.00
327.37	1,502.91	45.00%	40.00%	40.00%	$1,324.00
293.50	1,610.27	30.00%	50.00%	30.00%	$1,324.00
270.92	1,341.89	20.00%	25.00%	20.00%	$1,324.00
259.64	1,180.86	15.00%	10.00%	10.00%	$1,324.00
248.35	1073.51	10.00%	0.00%	0.00%	$1,324.00
214.48	1,127.19	-5.00%	5.00%	-5.00%	$1,000.00
203.19	1,019.83	-10.00%	-5.00%	-10.00%	$1,000.00
248.35	858.81	10.00%	-20.00%	-20.00%	$1,000.00
214.48	751.46	-5.00%	-30.00%	-30.00%	$700.00
135.46	858.81	-40.00%	-20.00%	-40.00%	$600.00
237.06	536.76	5.00%	-50.00%	-50.00%	$500.00
90.31	751.46	-60.00%	-30.00%	-60.00%	$400.00
248.35	322.05	10.00%	-70.00%	-70.00%	$300.00
45.15	858.81	-80.00%	-20.00%	-80.00%	$200.00
22.58	858.81	-90.00%	-20.00%	-90.00%	$100.00
0.00	1019.83	-100.00%	-5.00%	-100.00%	$0.00

Example 3: The Final Value of the ETF is $259.64 and the Final Value of the Index is 1,180.86. Because the Closing Value of each Reference Asset is equal to or greater than its respective Call Value on the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,324.00, calculated as follows:

$1,000 + [$1,000 × 32.40%] = $1,324.00

The return on investment of the Notes is 32.40%.

Example 4: The Final Value of the ETF is $214.48 and the Final Value of the Index is 1,127.19. Because the Final Value of the ETF is below its Call Value of $225.77, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the ETF of -5.00% is lower than the Reference Asset Return of the Index of 5.00%, the ETF is the Lesser Performing Reference Asset.

Because the Final Value of the Lesser Performing Reference Asset is not less than its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 5: The Final Value of the ETF is $237.06 and the Final Value of the Index is 536.76. Because the Final Value of the Index is less than its Call Value, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the Index of -50.00% is lower than the Reference Asset Return of the ETF of 5.00%, the Index is the Lesser Performing Reference Asset.

Because the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 × -50.00%] = $500.00

The return on investment of the Notes is- 50.00%.

PS–5

Example 6: The Final Value of the ETF is $90.31 and the Final Value of the Index is 751.46. Because the Final Values of both Reference Assets are less than their respective Call Values, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the ETF of -60.00% is lower than the Reference Asset Return of the Index of -30.00%, the ETF is the Lesser Performing Reference Asset.

Because the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 × –60.00%] = $400.00

The return on investment of the Notes is - 60.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called and if the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of your principal. Example 5 demonstrates that the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset if its Final Value is less than its Barrier Value, even if the Reference Asset Return of the other Reference Asset is positive. Example 6 further demonstrates that if the Final Value of both Reference Assets are below their Barrier Values, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and your loss will not be mitigated in any way by virtue of the fact that the Reference Asset Return of the other Reference Asset was higher than that of the Lesser Performing Reference Asset.

If the Notes are not called in respect of the first or second Call Valuation Date, at maturity you may lose up to 100% of your investment in the Notes.

Selected Purchase Considerations

•	Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), any Call Settlement Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset. If the Calculation Agent determines that on a Call Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Call Valuation Date will be postponed. If such postponement occurs, the Closing Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will a Call Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value on the applicable Call Valuation Date of either Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of either Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

•	For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

•	For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•	Adjustments to the Reference Assets—For a description of adjustments that may affect either of the Reference Assets, see the following sections of the prospectus supplement:

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement; and

•	For a description of further adjustments that may affect the ETF, see “Reference Assets— Exchange-Traded Funds —Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

If on or prior to the Final Valuation Date, the shares or other interests in the ETF (or any successor fund) are de-listed or any the ETF is (or any successor fund) are liquidated or otherwise terminated and the Calculation Agent determines that no successor fund is available, then Calculation Agent may, in its sole discretion, elect to make an adjustment to the Initial Value or Final Value of the ETF, the Closing Value of the ETF on any Call Valuation Date, or to the method of determining the Reference Asset Return of the ETF, or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the de-listing, liquidation or termination, as applicable, would have had if the Notes represented an actual interest in the ETF equivalent to the notional interest of the Notes in the ETF.

PS–6

If the Calculation Agent elects not to make an adjustment as described in the preceding paragraph or determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent shall cause the Maturity Date to be accelerated to the fourth business day following the date of that determination and the payment at maturity that you will receive on the Notes will be calculated as though the date of early repayment were the stated Maturity Date of the Notes and as though the Final Valuation Date were the date of de-listing, liquidation or termination, as applicable (or, if such day is not a Reference Asset Business Day or a Market Disruption Event occurs or is continuing on such day, the immediately preceding day that is a Reference Asset Business Day on which no Market Disruption Event occurs or is continuing).

As used above, the terms “successor fund” has the meanings set forth under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

•	Exposure to the U.S. Equities Underlying the Index and the ETF—The “automatic call” feature and any return on the Notes is linked to the performance of the Index and the ETF. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The ETF seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400 Index (the “MidCap 400 Index”). The MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. For additional information about the Reference Assets, please see “Description of the Reference Assets” in this pricing supplement.

•	Material U.S Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe that Section 1260 should not apply to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes that is attributable to the ETF would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you

PS–7

recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Value”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss; No Principal Protection—If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Value of the Lesser Performing Reference Asset is less its Barrier Value, your investment will be fully exposed to the decline in the performance of the Lesser Performing Reference Asset and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•	Your Gain, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price, as described above in this pricing supplement. You will not participate in any appreciation of either Reference Asset above the percentage represented by the applicable call premium.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on a Call Valuation Date is equal to or greater than its Initial Value. In such an event, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price or Level, as Applicable, of Either Reference Asset at Any Time Other than the Closing Values of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Values of the Reference Assets on the Call Valuation Dates. Accordingly, if the price or level, as applicable, of either or both Reference Assets dropped on any Call Valuation Date such that the Closing Value of such Reference Asset was fell below the applicable Call Value, your Notes will not be called on the relevant Call Valuation Date.

PS–8

•	If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Lesser Performing Reference Asset, Which Will Be Based Solely on the Closing Value of the Lesser Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and, therefore, the payment at maturity will not be made based on any value of the Reference Assets other than the Final Values of the Lesser Performing Reference Asset. Therefore, if the Notes are not automatically called and if the price or level, as applicable, of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date to a level or price, as the case may be, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop.

If the price or level, as applicable, of the Lesser Performing Reference Asset falls on the Final Valuation Date such that its Final Value is below its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of the principal amount of your Notes, regardless of the price or level of either Reference Asset at any other time during the term of the Notes.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index, the ETF or the MidCap 400 Index would have.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the ETF is subject to:

•	The ETF May Underperform the MidCap 400 Index. The performance of the ETF may not replicate the performance of, and may underperform, the MidCap 400 Index. Unlike the MidCap 400 Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MidCap 400 Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the MidCap 400 Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the MidCap 400 Index, the return on your securities may be less than that of an alternative investment linked directly to the MidCap 400 Index

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•	Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•	Risks Associated with Small or Mid-Capitalization Stocks May Affect the Notes. The Index is intended to track the small capitalization segment of the U.S. equity market. The ETF seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400 Index, which is intended to be a benchmark for publicly traded mid-sized companies in the U.S. The stock prices of smaller and mid-sized companies may be more volatile than stock prices of large capitalization companies. Small or mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small or mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

PS–9

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PS–10

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Closing Values of the Reference Assets, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the ETF and the common stocks underlying the Index and the MidCap 400 Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Assets

Description of the ETF

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, The Bank of New York Mellon, as trustee (the “Trustee”) of the SPDR MidCap 400 ETF Trust (the “Trust”), and PDR Services LLC (“PDRS”), as sponsor of the Trust. The Trust is a unit investment trust that issues securities called “Trust Units” or “Units.” The ETF Trust is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “MDY.”

The Trust is an investment company registered under the Investment Company Act of 1940, as amended. Trust Units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the MidCap 400 Index. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, the Trustee and PDRS, please see the Trust’s prospectus. In addition, information about the Trust, the Trustee and PDRS may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the ETF’s website at https://www.spdrs.com. We have not undertaken any independent review or due diligence of the SEC filings of the Trust, any information contained on the SPDR website or of any other publicly available information about the ETF or the Trust. Information contained on the SPDR website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Trust’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the MidCap 400 Index. See “The MidCap 400 Index” below for more information about the MidCap 400 Index. The Trust holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the Trust and the component stocks of the MidCap 400 Index, which we refer to as “Index Securities,” the Trustee adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the Index Securities. The Trustee aggregates certain of these adjustments and makes changes to the holdings of the Trust at least monthly or more frequently in the case of significant changes to the MidCap 400 Index. Any change in the identity or weighting of an Index Security will result in a corresponding adjustment to the prescribed holdings of the Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the MidCap 400 Index takes effect after the close of the market.

The value of Trust Units fluctuates in relation to changes in the value of the holdings of the Trust. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit.

The Trust may not be able to replicate exactly the performance of the MidCap 400 Index because the total return generated by the Trust’s portfolio of stocks and cash is reduced by the expenses of the Trust and transaction costs incurred in adjusting the actual balance of the Trust’s portfolio. In addition, it is possible that Trust may not always fully replicate the performance of the MidCap 400 Index due to the unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, the Trustee or PDRS. None of the Trust, the Trustee or PDRS makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Notes. None of the Trust, the Trustee or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PS–11

The MidCap 400 Index

General

All information regarding the MidCap 400 Index set forth in this index supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The MidCap 400 Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The MidCap 400 Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The MidCap 400 Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market. The MidCap 400 Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the MidCap 400 Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The index sponsor of the MidCap 400 Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. As of September 25, 2013, the main sectors represented in the MidCap 400 Index were, with the approximate percentage of the market capitalization of the MidCap 400 Index noted in parentheses: Financials (22.70%), Information Technology (16.30%), Industrials (16.10%), Consumer Discretionary (14.00%), Health Care (8.50%), Materials (7.00%), Energy (5.70%), Utilities (4.90%), Consumer Staples (4.10%) and Telecommunication Services (0.50%).

For a description of the methodology used for the calculation and maintenance of the MidCap 400 Index, including a description of the “investable weight factor” that is utilized to calculate the level of the MidCap 400 Index on a “float-adjusted” basis, please see the description of the S&P 500® Index, which is also applicable to the MidCap 400 Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the MidCap 400 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the MidCap 400 Index is the licensing of the MidCap 400 Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The MidCap 400 Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the MidCap 400 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the MidCap 400 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the MidCap 400 Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the MidCap 400 Index. It is possible that this trading activity will affect the value of the MidCap 400 Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE MIDCAP 400 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MIDCAP 400 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PS–12

Description of the Russell 2000 Index

As noted above, the Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

Historical Information Regarding the Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 28, 2013	998.78	901.51	984.14
September 25, 2013*	1,076.97	989.47	1,073.51

*	For the period beginning on July 1, 2013 and ending on September 25, 2013

PS–13

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 1, 2008 through September 25, 2013. The closing level of the Index on September 25, 2013 was 1,073.51.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Historical Information Regarding the ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	154.18	135.77	141.27
June 30, 2008	163.31	145.13	148.76
September 30, 2008	149.99	127.11	131.83
December 31, 2008	131.03	76.20	97.18
March 31, 2009	101.54	73.63	88.65
June 30, 2009	109.15	89.82	105.31
September 30, 2009	128.56	99.39	125.28
December 31, 2009	134.20	119.54	131.76
March 31, 2010	145.22	125.76	143.16
June 30, 2010	154.03	129.16	129.16
September 30, 2010	145.59	126.93	145.59
December 31, 2010	165.71	144.46	164.68
March 31, 2011	179.55	165.05	179.55
June 30, 2011	184.61	169.01	177.40
September 30, 2011	183.58	140.96	142.13
December 31, 2011	166.06	135.39	159.54
March 31, 2012	182.84	160.84	180.67
June 30, 2012	182.28	162.51	171.30
September 30, 2012	187.35	166.37	179.92
December 31, 2012	188.05	172.52	185.71
March 31, 2013	209.72	190.72	209.72
May 31, 2013	221.19	201.00	215.90
September 25, 2013*	229.36	212.91	225.77

*	For the period beginning on July 1, 2013 and ending on September 25, 2013

PS–14

The following graph sets forth the historical performance of the ETF based on daily closing prices from January 1, 2008 through September 25, 2013. The closing price per share of the ETF on September 25, 2013 was $225.77.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.

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